EXHIBIT 99.1

January 24, 2008

Dear Member:

As you may know, Husker Ag, LLC (the “Company”) is an SEC-reporting company and, as such, has been required to comply with extensive Securities and Exchange Commission (“SEC”) disclosure and reporting requirements. The Board of Directors has approved a proposed reclassification of the Company’s membership units, which, if approved by the members, would result in the reduction in the number of our members of record below 300 and would allow the Company to voluntarily suspend its SEC reporting obligations (sometimes referred to as “deregistering” or “going private”). The Board of Directors believes that terminating our SEC reporting obligations will allow our Company to realize cost savings and allow our management and employees to redirect their focus from SEC-reporting compliance to core business goals.

In order to terminate our registration, we must reduce the number of record holders of our original membership units to fewer than 300. To accomplish this, we plan to engage in a reclassification of our membership units held by members of record who own 20 or fewer units. Each such member owning 20 or fewer membership units immediately prior to the reclassification would receive one “Class A-1 Unit” for each unit held prior to the reclassification, and would continue to have an equity interest in the Company (and thus share in our profits and losses), but would have no voting rights except under very limited circumstances. Members of record who hold more than 20 membership units would remain members and their units (hereafter referred to as “Class A Units”) would be unaffected by the reclassification. We anticipate that this reclassification would result in the reduction of our members of record from 589 to fewer than 200, and that more than 400 record holders of Class A-1 Units will have been created. The end result of the proposed reclassification would be to reduce the number of members of record of Class A Units to fewer than 300, which would allow us to suspend our SEC reporting obligations.

The proposed reclassification is subject to the approval of our members. If approved, the proposed reclassification would be effected by the adoption of a Third Amended and Restated Operating Agreement which includes certain amendments to our currently effective Second Amended and Restated Operating Agreement. The Board has approved these proposed amendments and plans to submit the proposed amendments to our members for approval at a special meeting of members, which we expect to be held in second quarter of 2008. In connection with the special meeting, you will be receiving a detailed proxy statement and other information which will fully describe the proposed reclassification and its impact on each member. Assuming member approval is obtained, we plan to effectuate the reclassification immediately following the special meeting.

As you know, the Company’s membership units are not actively traded and have no established public market, except for trading on our Trading System. Prior to the consummation of the Rule 13e-3 transaction, you may have limited opportunities to acquire or sell sufficient original membership units such that you can control whether you will receive the original (Class A) membership units or the newly issued Class A-1 Units. You must act sufficiently in advance of the record date of the Rule 13e-3 transaction so that the sale or purchase is reflected in our membership register by the record date of the special meeting of members. If you desire to acquire or sell, each transaction is subject to the sale and purchase restrictions in our Second Amended and Restated Operating Agreement and may be subject to transaction fees in connection with such purchase or sale. In light of the current lack of liquidity and infrequent trading of our membership units, it may be difficult for you to acquire additional or sell membership units at an acceptable price.

If you have any questions about the proposed Rule 13e-3 transaction, you should contact me at (402) 582-4446.

Kind regards,

/s/ Mike Kinney
Mike Kinney
Chairman of the Board

Additional Information

The Company filed a preliminary proxy statement regarding the Rule 13e-3 transaction, including the reclassification described above with the SEC on January 18, 2008 and will file a definitive proxy statement upon completion of SEC review. Before making any decisions, members are urged to read the definitive proxy statement carefully in its entirety when it becomes available, as such document will contain important information about the reclassification. Definitive proxy statements will be sent to the members of the Company seeking their approval of the transaction including the reclassification. MEMBERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING THE DEFINITIVE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Members may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by the Company at the SEC’s website at http://www.sec.gov or by contacting the Company.

This communication is not a solicitation of a proxy from any security holder of the Company or its affiliates. However, the Company and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of the Company and a description of their direct or indirect interests by security holdings may be found in the preliminary proxy statement filed with the SEC on January 18, 2008 or the definitive proxy statement relating to its 2007 Annual Meeting of Shareholders filed with the SEC on April 30, 2007, a Current Report on Form 8-K filed with the SEC on June 8, 2007, and a Current Report on Form 8-K filed with the SEC on December 26, 2007. These documents can be obtained free of charge from the sources indicated above.

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.